Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption of “Experts” in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Empire Resorts, Inc. for the registration of 6,032,153 shares of common stock of Empire Resorts, Inc. issuable upon exercise of subscription rights, and to the incorporation by reference therein of our report dated March 21, 2013 with respect to the consolidated financial statements and schedule of Empire Resorts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 2, 2013